PRESS RELEASE

September 1, 2004                                             W. H. Hardman, Jr.
Greenville, South Carolina                                       (864) 255-4100

                DELTA WOODSIDE INDUSTRIES, INC. ANNOUNCES CERTAIN
                   FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

         Delta Woodside Industries, Inc. (NASDAQ-OTC-BB-DLWI) reported net sales of $45.4 million for the 14 week quarter ended July 3, 2004, a decrease of 6.8% when compared to net sales of $48.7 million for the 13 week quarter ended June 28, 2003. The decrease from the prior year quarter was the result of a 15.8% reduction in unit sales partially offset by a 10.1% increase in average sales price. For the 53 week year ended July 3, 2004, the Company reported net sales of $174.4 million as compared to net sales of $177.2 million for the previous 52 week year ended June 28, 2003. The decrease was the result of a 5.0% decline in unit sales partially offset by 3.6% increase in average sales price. Unit sales declined in both the quarter and year periods primarily as a result of weaker retail sales partially offset by improved demand for military fabrics. Product mix changes accounted for the increases in average sales price.

         The Company reported gross profit of $1.3 million for the quarter ended July 3, 2004 compared to gross profit of $4.9 million in the prior year quarter. This decrease was the result of reduced absorption of manufacturing costs due to reduced running schedules and deteriorating margins on commodity products due to continued pressure from imports coupled with over capacity of domestic textile production, partially offset by an improved product mix. For the year ended July 3, 2004 the Company reported gross profit of $8.0 million compared to gross profit of $17.0 million for the year ended June 28, 2003. This decrease for the year resulted principally from unabsorbed manufacturing costs associated with reduced running schedules brought on by reduced customer demand.

         Selling general and administrative expenses were $3.1 million for the quarter ended July 3, 2004 compared to $2.9 million in the prior year quarter. This increase was primarily due to the extra week of expenses in the current year 14 week quarter. Selling general and administrative expenses were $11.8 million for the year ended July 3, 2004 compared to $11.4 million for the prior year. This increase was primarily due to the extra week of expenses in the current year coupled with increased credit insurance costs associated with increased sales to customers based in the Caribbean.

         Interest expense was $1.2 million for the quarter ended July 3, 2004 compared to $1.2 million in the prior year quarter. Interest expense was $4.9 million for the year ended July 3, 2004 compared to $5.3 million for the prior year. At July 3, 2004, the Company's subsidiary Delta Mills, Inc. was in compliance with the covenants under its revolving credit facility, as amended, and with the covenants of its senior notes indenture dated August 25, 1997. Delta Mills, Inc. has made the September 1, 2004 semi-annual interest payment required by the senior notes indenture. At July 3, 2004, the Company had unused

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availability under its revolving credit facility of $12.6 million. Subsequent to
July 3, 2004, the Company entered into further amendments to its revolving credit facility pursuant to which the maximum availability was reduced to $38 million and the maximum leverage ratio and fixed charge coverage ratio covenants were replaced with a minimum EBITDA covenant. The new covenant sets required minimum EBITDA levels for each quarter end of fiscal 2005 and provides that it will constitute an event of default if the Company and its lender fail to agree by the end of fiscal year 2005 to minimum EBITDA levels for the remainder of the term of the revolving credit facility. This amendment would not have changed the unused availability under the revolving credit facility as of July 3, 2004.

         The Company has recently entered into a contract to sell its Furman plant, which had been held for sale since fiscal year 2002. This contract has required the Company to record a fiscal 2004 year end impairment charge associated with this asset of approximately $847,000.

         Due to continuing challenges in the domestic marketplace coupled with the uncertainties associated with the pending elimination of quotas in January 2005, the Company is in the process of evaluating its projections for fiscal 2005, which are necessary to determine certain impairment charge estimates and other assumptions for fiscal year 2004. Pending the outcome of these evaluations, the Company is not at this time in a position to release further financial information with respect to fiscal 2004, and will not be holding a conference call with respect to its fiscal year 2004 results until following the filing of its Annual Report on Form 10-K for fiscal year 2004 due October 1, 2004. The Company believes, however, that the financial information set forth in this press release is unlikely to change materially as a result of these evaluations.

         The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States and international trade regulations, including without limitation the expected end of quotas on textile and apparel products among World Trade Organization (WTO) member states in 2005, and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

         The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

         Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells textile products for the apparel industry. The Company, which employs approximately 1,500 people, operates five plants located in South Carolina.
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